Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 14, 2022

Board of Directors

Braemar Hotels & Resorts, Inc.

14185 Dallas Parkway

Suite 1200

Dallas, TX 75254

Ladies and Gentlemen:

We are acting as counsel to Braemar Hotels & Resorts Inc. a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed resale from time to time of 6,000,000 shares of Common Stock, par value $.01 per share of the Company (the “Common Shares”) by the selling stockholders named in prospectus included as part of the Registration Statement (or any supplement thereto).  The Common Shares were issued pursuant to the closing under the Purchase and Sale Agreement dated as of December 24, 2021 among the Company, BHR Dorado LLC, and DBR Hotel Owner LLC (the “Purchase Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Form 8-K.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules, or regulations.

Board of Directors March 14, 2022 Page 2

Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing of the Form S-3. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form S-3 and to the reference to this firm under the caption “Legal Matters” constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP